INTERPHASE CORPORATION
   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
   To Be Held April 30, 1998


   To the Holders of Common Stock of
     Interphase Corporation:

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Interphase Corporation, a Texas corporation (the "Company"), will be held at the offices of the Company, 13800 Senlac, Dallas, Texas on April 30, 1998 at 10:00 a.m., local time, for the following purposes:

        (a) to elect eight directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

        (b) to transact such other business as may properly come before the meeting or any adjournment thereof.

        It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign the enclosed proxy and return it promptly in the enclosed envelope.

                                      By order of the Board of Directors

                                      S. Thomas Thawley
                                      Secretary

   Dallas, Texas
   March 30, 1998



                        Interphase Corporation
                             13800 Senlac
                         Dallas, Texas  75234


                            PROXY STATEMENT
                    ANNUAL MEETING OF SHAREHOLDERS
                       To be Held April 30, 1998


        This Proxy Statement is furnished to shareholders of Interphase Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on April 30, 1998. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement is first being mailed to shareholders on or about April 1, 1998.

               OUTSTANDING CAPITAL STOCK AND RECORD DATE

        The record date for  shareholders entitled to  notice of and  to vote at the annual meeting is March 2, 1998. At the close of business on that date, the Company had issued, outstanding and entitled to be voted at the meeting 5,517,118 shares of Common Stock, no par value ("Common Stock").

                   ACTION TO BE TAKEN AT THE MEETING
        The  accompanying  proxy,   unless  the  shareholder   otherwise
   specifies in the proxy, will be voted for the election as directors of the Company of the eight persons named under the caption "Election of Directors."

        Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                           QUORUM AND VOTING

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal at this meeting.



   PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 2, 1998 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (ii) certain executive officers and each director of the Company and (iii) all executive officers and directors as a group. Each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it unless otherwise indicated.

    Name and address of               Amount and Nature of     Percent of
    Beneficial Owner (1)            Beneficial Ownership           Class
   R. Stephen Polley                 717,761       (2)               13.0%
   S. Thomas Thawley                 306,125       (2)                5.5%
   David H. Segrest                   59,400       (2)                1.1%
   Dale Crane                         52,500       (2)                1.0%
   Paul N. Hug                        42,300       (2)                0.8%
   James F. Halpin                    17,000       (2)                0.3%
   Gary W. Fiedler                    20,000       (2)                0.4%
   William Voss                            0
   Ernest Godsey                      27,000       (3)                0.5%
   Gregory B. Kalush                       0
   Don Maulsby                             0
   Malcolm Cowan (4)                       0
   Robert L. Drury (4)                     0
   John Tuder (4)                          0
   All executive                   1,242,086       (5)               22.6%
   officers and
   directors
   as a group (11 persons)

   Motorola Inc.                     660,000                         12.0%
   1303 E. Algonquin
   Road
   Schaumburg, IL
   60196

   TCW Group                         340,700                          6.2%
   865 South Figueroa
   Street
   Los Angeles, CA
   90017

   Dimensional Fund                  328,800                          6.0%
   1299 Ocean Ave.
   Santa Monica,  CA
   90401

   Third Avenue Value                300,000                          5.4%
   Fund, Inc.
   767 Third Ave.
   New York, NY  10017

   (1) The address for these people is Interphase Corporation, 13800 Senlac, Dallas, TX 75234.
   (2)  Includes options issued to Mr. Polley to purchase 250,556 shares of Common Stock at  exercise  prices ranging  from  $4.50-$15.00 per share (fair market value on the date of grant), and
        includes beneficial ownership of shares due  to voting  rights on shares issued the previous owners of Synaptel (433,205).
        Includes options to purchase Common Stock with  exercise
        prices ranging from $4.38-$14.875 per share (fair market value on
        the respective dates of grant) as follows:    Mr. Crane,  34,500
        shares; Mr. Hug, 34,500 shares; Mr. Segrest,   34,500 shares;  Mr.
        Halpin, 15,000 shares;   Mr. Fiedler, 10,000 shares; and Mr. Thawley,
        34,500 shares.
   (3)  Includes options  to  purchase Common  Stock  as follows: Mr.
        Godsey 27,000  shares;  See also section entitled "Executive
        Compensation."
   (4)  These persons are no longer employed by the Company.
   (5) Includes 440,556 shares which may be acquired upon exercise of stock options.

                         ELECTION OF DIRECTORS

        Eight directors are to be elected at the meeting. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

        A brief description of each nominee for director of the Company is provided below. Directors hold office until the next annual meeting of the shareholders or until their successors are elected and qualified.

        R. Stephen Polley, 47, was hired as President and Chief Operating Officer of the Company and was appointed a director by the Board of Directors in 1993. Effective June 1, 1994, Mr. Polley was also appointed Chief Executive Officer and Chairman of the Board of the Company. Mr. Polley is also the sole member of the New Employee Stock Option Committee of the Board of Directors. From August 1992 to June 1994, Mr. Polley served as a director for Computer Automation, Inc. Computer Automation provides various products and services for use in facsimile management systems, minicomputers and microcomputers. From 1987 to April 1992, Mr. Polley served as President, Chief Executive Officer and a director of Intellicall, Inc., a diversified supplier of telecommunications products and services including private pay telephones and microprocessor-based automated operator systems.

        S. Thomas Thawley, 56, is a co-founder of the Company and has served as Secretary and a director of the Company since its inception in 1977. Through November 1991 he also served as Executive Vice President of the Company.

        David H. Segrest, 53, was elected a director in 1983. He has been engaged in the practice of law since 1970 and has served as a partner of Gardere & Wynne, L.L.P., and its predecessors since 1975. Gardere & Wynne, L.L.P., has served as counsel to the Company since 1978. Mr. Segrest is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

        Dale Crane, 50, was elected a director in 1983. He has been engaged in business and financial consulting and real estate development since 1976 as owner of The Dale Crane Company. Mr. Crane is a member of the Audit Committee and the General Stock Option Committee, and is Chairman of the Compensation Committee of the Board of Directors.

        Paul N. Hug, 54, was elected a director in 1983. He has been a certified public accountant engaged in public accounting practice as owner of Paul Hug & Co. CPA's since 1988. Mr. Hug is a member of the Compensation Committee and the General Stock Option Committee, and is Chairman of the Audit Committee of the Board of Directors.

        James E. Halpin, 47, was elected a director in 1996. He is the Chief Executive Officer of CompUSA Inc. Mr. Halpin has served as President and a director of CompUSA since May 1993 and as Chief Executive Officer since December 1993. Mr. Halpin also served as Chief Operating Officer from May 1993 to January 1995. From 1990 to November 1992, Mr. Halpin was President of HomeBase, a home center warehouse retailer. Mr. Halpin is a member of the Compensation Committee of the Board of Directors.

        William Voss, 44, was appointed to the Board of Directors in 1997. Mr. Voss has served as CEO and President for Natural Nutrition Group since 1995. Previously, Mr. Voss served as President and Chief Executive Officer of McCain Foods, Inc., from 1993 to 1995. Prior to 1993 he was President and Chief Operating Officer of Pilgrim's Pride Corporation.

        Gary W. Fiedler,  53, was  elected to the Board of Directors  in
   1997.  From  1996 to 1997,  he was President  and Chief   Operating
   Officer of Innovative Systems, Inc. Mr. Fiedler was Chief Executive Officer for The Richbell Group in 1995, he was Executive Vice President for P.N.C. from 1994 to 1995, he was a Business Consultant from 1993 to 1994, and Chairman, President and CEO for Equimark from 1990 to 1993. Mr. Fiedler is a member of the Audit Committee.

   Committees and Meetings of the Board of Directors

        The Board of Directors has established four committees, the Audit Committee, the Compensation Committee, the General Stock Option Committee, and the New Employee and Retention Stock Option Committee.
    No nominating committee has been established. The Audit Committee is composed of Mr. Hug, Chairman, Mr. Crane, Mr. Segrest and Mr. Fiedler. The Audit Committee met six times during (or with regard
   to) fiscal 1997. The Audit Committee's responsibilities are described below under the caption "Audit Committee Chairman's Letter". The Compensation Committee is composed of Mr. Crane, Chairman, Mr. Hug, Mr. Halpin and Mr. Segrest. The Compensation Committee met two times during (or with regard to) fiscal 1997 and reviewed the executive compensation plan of the Company in light of industry practices and circumstances unique to the Company. The General Stock Option Committee is composed of Mr. Hug, Chairman, and Mr. Crane. The General Stock Option Committee has the authority, as does the full Board of Directors, to grant stock options under the Amended and Restated Stock Option Plan. The General Stock Option Committee met one time during (or with regard to) fiscal 1997. The New Employee and Retention Stock Option Committee is composed of one member, Mr. Polley. The New Employee Stock Option Committee has the authority to grant stock options under the Amended and Restated Stock Option Plan to newly hired employees of the Company and for retention purposes, to existing employees of the Company. It is not intended that the New Employee and Retention Stock Option Committee will grant options to officers or directors of the Company.

        The Board of Directors held five meetings during the fiscal year ended December 31, 1997. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which they served.

   Compensation of Directors

   Cash Compensation
        The Company compensates seven of its independent directors, Mr. Crane, Mr. Hug, Mr. Halpin, Mr. Fiedler, Mr. Segrest, Mr. Thawley and Mr. Voss, based upon the number of meetings attended, plus an annual retainer. This amount is reasonably estimated to be approximately $25,000 per year, per director. The remaining directors, Mr. Polley do not receive cash compensation.

   Directors Stock Options
        In May 1997, each incumbent director was granted an option under the Directors Stock Option Plan for 5,000 shares of Common Stock (an aggregate of 35,000 shares). These options have an exercise price of $7.125 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 1998 annual meeting of shareholders. In May 1997, Mr. Voss was granted an option under the Directors Stock Option Plan for 10,000 shares of Common Stock. This option has an exercise price of $6.75 per share (fair market value on the date of grant) and will fully vest at 5 p.m. on the day preceding the 1998 annual meeting of shareholders.




   Audit Committee Chairman's Letter

        The Audit Committee (under this caption, the "Committee") of the
   Board of Directors is  composed of Mr. Hug,   Chairman, Mr.  Fiedler,
   Mr. Crane, and Mr. Segrest.

        The purpose of the Audit Committee is to assist the Board of Directors in carrying out its responsibility to oversee the Company's internal controls and financial reporting process. The Committee may take whatever actions it deems necessary to carry out its function. At a minimum, however, the Committee is charged with taking the following actions:

   1. Meeting privately with the independent public accountants prior to the public release of quarterly and annual operating results;
   2.   Meeting privately  with the  independent public  accountants  as
   soon as possible    after receipt of the final audit report;
   3.   At least annually, meeting privately with the Company's  outside counsel;
   4.   At least annually,  meeting privately with  the Company's  Chief
   Accounting     Officer;
   5. At least annually, meeting with the President, Chief Financial Officer and Chief Accounting Officer to discuss (a) any significant financial reporting issues discussed with the independent public accountants since the last meeting, (b) any significant legal issues discussed with the Company's outside
   legal counsel since the last meeting, and (c) any other     matters
   which management or the Committee requests be     discussed;
   6. At least annually, reporting to the Board of Directors its activities since the last meeting or any other matters which the
   Committee feels should be     brought to the Board's   attention;
   7.   Confirming management's  selection  of  the  independent  public accountants; and
   8. Writing a letter to be included in the Company's Annual Report or Proxy Statement describing the Committee's responsibilities and
   activities during   the year.

        The Committee took all these actions during (or with regard to) the fiscal year ended December 31, 1997. In its private meetings with the independent public accountants, the Committee inquired as to such things as their overall level of comfort with the Company's financial statements and internal controls, whether it considered management's determination of reserves and other estimates used in preparing the financial statements to be reasonable, whether there had been any disagreement (resolved or not) with management regarding any financial reporting issue, and if there were any other matters which needed to be brought to the Committee's attention.


   February 4, 1998                        Paul N. Hug
                                           Chairman


   EXECUTIVE OFFICERS

   The executive officers of the Company, their respective ages, positions held and tenure as officers are listed below:

                                                              Executive
                                                              Officers of
                                                              the Company
   Name             Age    Position(s) Held with the Company    Since

   R. Stephen Polley        47   Chairman, Chief Executive Officer, 1993
                                 and President

   Gregory B. Kalush        41   Chief Financial Officer            1998
                                 Vice President of Finance and Treasurer

   Ernest Godsey            50   Vice President of Business Dev.    1992

   L. Don Maulsby           46   Vice President of Sales            1997
                                 and Marketing

   R. Stephen Polley (see Election of Directors for biographical description)

   Gregory B. Kalush joined the Company in February 1998, as Chief Financial Officer, Vice President of Finance and Treasury. Prior to joining Interphase Mr. Kalush was with DSC Communications Corporation from 1995 to 1997. While at DSC he served as Vice President
   Transmission Data Services, Vice President of Operations, International Access Products and Group Vice President of Finance, Transport Systems Group. Prior to DSC, Mr. Kalush was with IBM
   Corporation from 1978 to 1994, during that time his positions included Chief Financial Officer and Operations Executive for the
   Skill Dynamics Business Unit, Director of Finance, Planning and Administration for the southwest area, and Division Director of Finance and Operations for the Data Systems division.

   Ernest E. Godsey  joined the Company  as Vice  President of  Business
   Development in December 1992. From October 1991 through December 1992, Mr. Godsey was Vice President of Engineering and Marketing for Mizar, Inc., a supplier of various products for the microcomputer OEM marketplace. From 1986 through October 1991, Mr. Godsey was employed by the Company in various marketing capacities, the last being that of Vice President of Marketing.

   Don Maulsby joined the Company as Vice President of Sales and Marketing in June 1997. Prior to joining Interphase, Mr. Maulsby was with VLSI Technology Inc. from 1988 to 1996. While at VLSI, his most recent position was Vice President for the Computing Products Group.
    In addition he held the positions of Vice President and General Manger of the Personal Computer Division and as Vice President of Worldwide Sales and Technology Center Operations.


   EXECUTIVE COMPENSATION

   Report of the Compensation Committee of the Board of Directors on Executive Compensation

        The Compensation Committee (under this caption, the "Committee") is responsible for structuring and monitoring the Company's executive compensation program. The Committee is composed of four non-employee members of the Board of Directors: Mr. Crane, Chairman, Mr. Halpin, Mr. Hug and Mr. Segrest. Recommendations of the Committee are ultimately reviewed, considered and approved by the Board of Directors; however, after the executive compensation program has been approved by the Board of Directors, the Committee performs ministerial functions effecting and implementing aspects of the program on behalf of the Board of Directors.

        The Committee views its primary objective to be the structuring of a compensation strategy designed to align the interests of executives with the interests of shareholders by creating incentives which are performance-based and tied to the attainment of overall Company goals. The markets in which the Company competes are highly competitive and to succeed in them over the long term the Company must be able to attract, motivate and retain executives with extraordinary qualifications and talents. The Committee evaluates the compensation strategy and compensation plans accordingly.

        Salient components of the executive compensation program include annual salary, annual bonus plan and stock option grants.

        At this time, based on the Company's current executive compensation structure, the Company does not believe it is necessary to adopt a policy with respect to qualifying executive compensation in excess of $1 million for deductibility under Sections 162(m) of the Internal Revenue Code, except with respect to the Amended and Restated Stock Option Plan.

   Annual salary

        The Committee attempts to establish annual salary levels that are appropriate with regard to (i) competitive salary levels, (ii) qualifications and experience, and (iii) the longevity, performance and responsibility of the executive. At least annually, the Committee reviews executive salaries and recommends adjustments where appropriate.

   Executive bonus plan

        The  executive  bonus  plan   is  intended  to  link   executive
   compensation with the attainment of defined Company goals on an annual basis.

        Each fiscal year the Committee, after consulting with management of the Company, annual financial targets for the Company. A target annual bonus amount is established based upon these financial targets. The actual payment of bonuses is primarily dependent upon the extent to which these Company-wide objectives are achieved.


   Stock option grants

        Through the granting of stock options the Company intends to align the executives' long term interests with those of the shareholders of the Company by tying executive compensation to the long term performance of the Company's stock price. This is the Company's principal long-term incentive to executives.

        The Committee recommends to the General Stock Option Committee the number of shares to be granted to an executive based upon several factors including, but not limited to, management's recommendation, the executive's salary level, performance, position, contribution to the management team, and contribution to the overall success of the Company.

   Chief Executive Officer compensation

        During fiscal  1997,  Mr.  Polley  received  a  base  salary  of
   $225,000  under   an  employment   agreement  with   the  Company.
   Additionally, Mr. Polley participated in the 1997 annual bonus plan which established specific operating objectives related to Company-wide financial performance, including development and implementation of key product and strategic plans of the Company. As a result Mr. Polley was awarded an annual bonus of $99,000, which amount was consistent with the formula provided for in the plan adopted by the Board of Directors.

   Summary
        The Compensation Committee, in its judgment, has established executive compensation levels which reflect the Committee's desire to reward executives for individual contribution to the attainment of the Company's goals while linking each executive's financial opportunity with increased value to the shareholders.


                            THE COMPENSATION COMMITTEE

                                 Dale Crane
                                 James E. Halpin

                                 Paul N. Hug
                                 David H. Segrest


   Employment  Agreements

        The Board of Directors approved Mr. Polley's current employment agreement, effective September 1996, pursuant to which the Company employs Mr. Polley as its Chairman of the Board, Chief Executive
   Officer and President, at a base salary from July 1997 until September 1999 of $250,000 per year. After the expiration of the term of employment, the employment agreement will continue for successive one-year terms, unless either Mr. Polley or the Company gives notice to the other party more than 30 days prior to the expiration of the term that the agreement will not be renewed. In addition, in accordance with his employment agreement, Mr. Polley (i) received in 1996 a non-qualified stock option for 200,000 common shares, (ii) is entitled to an annual bonus based upon the guidelines contained in the Company's Executive Bonus Plan, with his "annual bonus target" being established by the Compensation Committee, and (iii) is entitled to certain benefits available to officers of the Company generally.

        Mr. Polley's employment agreement permits the Company to terminate Mr. Polley without further compensation for overt misconduct. The Company is also able to terminate Mr. Polley for any reason or no reason upon 30 days written notice to Mr. Polley. If the Company terminates Mr. Polley for any reason other than overt misconduct, then Mr. Polley will be entitled to (i) receive severance compensation in the amount of one year's base, (ii) receive a pro rata payment of his bonus for the year in which he is terminated, and
   (iii) payment of health insurance premiums for the same term that he receives severance compensation payments.

        In the event of a "change in control" of the Company, all outstanding stock options of certain of the named executive officers, including Mr. Polley, will become exercisable, subject to certain restrictions. A "change in control" under these arrangements is generally defined as a tender offer or exchange offer by any person or entity for the common stock of the Company whereby such person or entity would own more than 50% of the outstanding common stock of the Company.

        In addition, if the employment of certain of the named executive officers is terminated following the accumulation by one investor of 30% or more of the outstanding common stock of the Company then all outstanding stock options of that named executive officer will become exercisable, subject to certain restrictions.

        The Company also entered into separate employment agreements with certain of the named executive officers in addition to Mr. Polley. None of the separate employment agreements provide for their continuing service. Each of the employment agreements provides for employment at will, set forth the named executive officers base salary and eligibility for annual bonuses based upon guidelines established by the Company, and include confidentiality provisions and covenants not to compete with the Company for varying terms following termination of employment.


   Summary Compensation Table

        A summary compensation table has been provided below and includes individual compensation information on the Chief Executive Officer and certain other executive officers (collectively, the "Named Executive Officers") during fiscal 1997.

                                                            Long-term
                               Annual Compensation (1)      Compensation   (2)
                                                   Other    Securities    All
                                                   Annual   Underlying    Other
                                    Salary  Bonus  Comp.    Options/SAR's Comp.
                  Year               ($)    ($)    ($)       (#)          ($)
   R. Stephen Polley          1997  225,000 99,000      -       5000    8,968
   Chairman of the Board,     1996  200,000 82,000      -    205,000    8,547
   Chief Executive Officer    1995  200,000 85,500      -    155,000    8,868
   and
   President

   Ernest Godsey              1997  110,000 14,900      -          -    7,347
   Vice President of          1996  110,000 42,000      -     25,000    7,210
   Business Development       1995  110,000 36,000      -          -    7,548

   Don Maulsby (3)            1997   77,000 50,000      -     50,000    2,530
   Vice President of
   Sales and Marketing

   Malcolm Cowan (3) (4)      1997   75,000      -   90,000  100,000    1,855
   Chief Operating Officer                              (5)

   Robert L. Drury (4)        1997  140,000      -      -          -    6,951
   Chief Financial Officer    1996  140,000 42,000      -     25,000    8,547
                              1995  110,000 49,000      -     10,000    7,548

   John Tuder (4)             1997  160,000      -      -     10,000    4,960
   Vice President of          1996  137,000 22,000      -     25,000    4,724
   Engineering                1995  124,000  4,000      -     30,000    2,124

   (1) The table does not include the cost to the Company of benefits furnished to certain officers, including premiums for life and health insurance. No executive officer named above received other compensation in excess of the lesser of $50,000 or 10% of such officers' salary and bonus compensation.
   (2) All Other Compensation" consists of matching and discretionary (as defined) payments by the Company pursuant to its 401(k) plan as well as payment of accrued, but unused, vacation benefits pursuant to Company policy.
   (3) Mr. Cowan was hired by the Company on 7-28-1997. Mr. Maulsby was hired by the Company on 5-26-1997.
   (4)  These persons are no longer employed by the Company.
   (5)  Expenses attributable for relocation.


  Option/SAR Grants in Last Fiscal Year

   The following table provides information with respect to stock options/SARs granted to the Named Executive Officers during the fiscal year ended December 31, 1997. The potential realized value reported below assumes compounded annual rates of return over the term of the options.


                 Number of    Total Options/                at Assumed Annual
                 Securities   SARs Granted                  Rates of Stock
                 Underlying   to Employees                  Price Appreciation
                 Options/SARs in Fiscal  Exercise           for Option Term
                 Granted      Year       Price  Expiration  5 Percent 10 Percent
   Name                (#)       (%)    ($)      Date       ($)      ($)
   R. Stephen Polley     5,000     1% $ 7.13  5/14/2002      $9,842   $21,749

   Don Maulsby          50,000    13%   7.00  5/26/2007     220,113   557,809

   Malcolm Cowan       100,000    26%   8.75  7/21/2007     550,283 1,394,525

   John E. Tuder        10,000     2%  10.38  8/28/2007      65,248   165,351

   Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        The following table discloses  incentive stock option  exercises for the Named Executive Officers during the fiscal year ended December 31, 1997. In addition, the number and value of unexercised
   options/SARs  that  were  outstanding   at  December  31,  1997   are
   summarized in the table.  A distinction is made between  options/SARs that were exercisable (vested) at December 31, 1997 and those options/SARs that were not exercisable at December 31, 1997.
                                                                  Value of
                                                                  Unexercised
                                                                  In-The Money
                                        Number of Securities      Options/SARs
                                        Underlying Unexercised    at Fiscal
                     Shares             Options/SARs              Year End
                    Acquired     Value  at fiscal Year End        Exercisable/
                 On Exercise   Realized Exercisable/Unexercisable Unexercisable
   Name            (#)           ($)              (#)
   R. Stephen Polley          -       -   250,556  /  269,444  $122,570 /$55,555

   Ernest E. Godsey           -       -    27,000  /   32,000   17,500  /  3,500

   Don Maulsby                -       -         -  /   50,000        -  /      -

   Malcolm Cowan              -       -         -  /  100,000        -  /      -

   Robert L. Drury       18,000  32,345    11,000  /        -        -  /      -

   John E. Tuder              -       -    17,000  /        -        -  /      -



   Stock Performance Graph

        The following chart compares the cumulative total shareholder return on Common Stock during the fiscal years ended December 31, 1997, 1996 and 1995, October 31, 1995, 1994 and 1993 with the cumulative total return on the NASDAQ market index and a peer group index. The peer group consists of companies with the same four-digit SIC code as the Company (3577). The Company relied upon information provided by another firm with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than review it for reasonableness. The comparison assumes $100 was invested on October 31, 1992 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                                 Cumulative Return

                       10/92 10/93   10/94   10/95   12/95 12/96 12/97

   Interphase          100     55     155    148    150     129     74
   Corporation
   PEER Group          100    108     121    149    179     159    145
   NASDAQ              100    129     130    174    178     218    268

   CERTAIN TRANSACTIONS

        David H. Segrest, a director of the Company, and a member of the Compensation Committee and the Audit Committee of the Board of Directors of the Company. Mr. Segrest is also a partner of Gardere & Wynne, L.L.P., the Company's general counsel. Mr. Segrest and others at Gardere & Wynne, L.L.P., provide legal services to the Company and are typically compensated at prevailing hourly rates. During fiscal 1997, the Company paid Mr. Segrest (for services as a director) and Gardere & Wynne, L.L.P., approximately $370,000 for services provided.

   SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and furnish the Company with a copy. Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors, and greater than ten percent shareholders complied with all filing requirements applicable to them during the reporting period ended December 31, 1997, except that Form 3 was late for Mr. Maulsby and Form 4 was late for Mr. Thawley and Mr. Voss.

   RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        ARTHUR ANDERSEN LLP served as the independent auditors of the Company for the fiscal year ended December 31, 1997. A representative of ARTHUR ANDERSEN LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will be available to answer appropriate shareholder questions.

                        SHAREHOLDERS' PROPOSALS

        Any proposals that shareholders of the Company desire to have presented at the 1999 annual meeting of shareholders must be received by the Company at its principal executive offices no later than December 2, 1998.

                       MISCELLANEOUS

        The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company.

        Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                The Annual Report to Shareholders of the Company for 1997, which includes financial statements, accompanying this Proxy Statement, does not form any part of the material for the solicitation of proxies.
   The Company will provide without charge to each person whose proxy is solicited hereby a copy of the Company's 1997 Form 10-K upon written request as set forth below. Exhibits to the Form 10-K are also available upon written request upon payment of a reasonable charge to cover the Company's cost in providing such exhibits. Written requests should be sent to Investor Relations, Interphase Corporation, 13800 Senlac, Dallas, Texas, 75234.

   By Order of the Board of Directors


   S. THOMAS THAWLEY
   Secretary

   Dallas, Texas
   March 30, 1998



   FORM OF PROXY CARD FOR INTERPHASE CORPORATION 1998 ANNUAL MEETING

   PROXY
   INTERPHASE CORPORATION

   The undersigned  hereby (a)  acknowledges receipt  of the  Notice  of
   Annual Meeting of Shareholders of Interphase Corporation (the "Company") to be held at the offices of the Company, 13800 Senlac, Dallas, Texas 75234, on April 30, 1998 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints R. Stephen Polley and S. Thomas Thawley, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that this proxy be voted as follows:

   1.   ELECTION OF DIRECTORS

   __ FOR nominees listed below except as marked to the contrary below

   __    WITHHOLD AUTHORITY to vote for all nominees listed below

        Dale Crane, Gary W. Fiedler, James F. Halpin, Paul N. Hug, William Voss, R. Stephen Polley, David H. Segrest and S. Thomas
   Thawley

   INSTRUCTION:   To withhold  authority  to  vote  for  any  individual
   nominee, write that nominee's name in the space below.

   (continued and to be dated and signed on the reverse side)

   (continued from other side)

        If more than one of the proxies above shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

        THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR.
        The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

             Dated:_______________________________

             _____________________________________
               Signature
             ____________________________________
              (Signature if held jointly)

   Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.
   Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.